AMENDMENT TO

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Amendment (this “Amendment”) is made as of July __, 2016, by and between Pacific Investment Management Company LLC, a Delaware corporation, on behalf of each of the funds listed on Exhibit A of the Agreement (as defined below), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

WHEREAS, the parties entered into that certain Transfer Agency and Registrar Services Agreement (the “Agreement”), dated as of April 19, 2016; and

WHEREAS, PIMCO Dynamic Credit Income Fund (the “Company”) has filed that certain Amendment No. 1 to the Amended and Restated Agreement and Declaration of Trust with the Secretary of the Commonwealth of Massachusetts to change its name, effective July 29, 2016, from “PIMCO Dynamic Credit Income Fund” to “PIMCO Dynamic Credit and Mortgage Income Fund”.

NOW THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties hereby execute this Amendment to amend the Agreement as follows:

1.    Definitions. Except as set forth herein, all of the terms and conditions of the Agreement shall remain in full force and effect. In the event of conflicting or additional terms between the terms of the Agreement and this Amendment, the terms of this Amendment shall prevail over those in the Agreement with respect to the subject matter hereof. Any capitalized term used in this Amendment shall have the same meaning as in the Agreement unless the context herein specifically states otherwise.

2.    Company Name Change. The parties hereby agree that, effective July 29, 2016, all references in the Agreement to “PIMCO Dynamic Credit Income Fund” shall be deemed to be references to “PIMCO Dynamic Credit and Mortgage Income Fund.”

3.    This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission (or in “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:		By:
	Name:		Name:
	Title:		Title:

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